Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 30, 2026 in this Registration Statement on Form S-8 with respect to our audits of the consolidated balance sheets of CitroTech Inc, (formerly General Enterprise Ventures, Inc.) (the “Company”) at December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025 and 2024 and the related notes (collectively referred to as the “consolidated financial statements”).

San Mateo, California	WWC, P.C.
June 3, 2026	Certified Public Accountants
PCAOB ID: 1171